UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2017

BIOANALYTICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 23, 2017, Bioanalytical Systems, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with First Internet Bank of Indiana (the “Lender”). The Credit Agreement provides the Company with (i) a term loan (the “Term Loan”) in the amount of $4,500,000, which was used to satisfy the Company’s outstanding indebtedness with The Huntington Bank, and (ii) a revolving line of credit of up to $2,000,000 (the “Facility”), which the Company may borrow from time to time, subject to the terms of the Credit Agreement. The Term Loan and the Facility mature June 23, 2022 and June 23, 2019, respectively.

Amounts outstanding under the Term Loan bear interest at a fixed per annum rate of 3.99%, while interest accrues on the principal balance of the Facility at a floating per annum rate equal to the Prime Rate (generally defined as the highest rate identified as the “Prime Rate” in The Wall Street Journal “Money Rates” column on the date the interest rate is to be determined, or if that date is not a publication date, on the publication date immediately preceding) less Twenty-five (25) Basis Points (0.25%). The Term Loan requires monthly principal payments of $25,000 plus interest. The Company must also pay accrued and unpaid interest on the outstanding balance under the Facility on a monthly basis.

The Company’s obligations under the Credit Agreement are guaranteed by BAS Evansville, Inc., the Company’s wholly owned subsidiary (“BASEV”). The Company’s obligations under the Credit Agreement and BASEV’s obligations under the Guaranty are secured by first priority security interests in substantially all of the assets of the Company and BASEV, respectively, as well as mortgages on the Company’s and BASEV’s facilities in West Lafayette, Indiana and Evansville, Indiana, respectively.

The Credit Agreement contains various restrictive covenants, including restrictions on the Company’s ability to dispose of assets, make acquisitions or investments, incur debt or liens, make distributions to shareholders or repurchase outstanding stock, enter into related party transactions and make capital expenditures, other than upon satisfaction of the conditions set forth in the Credit Agreement. The Company is also required to comply with certain financial and non-financial covenants, including a minimum debt service coverage ratio and a debt to equity ratio. Upon an event of default, which includes certain customary events such as, among other things, a failure to make required payments when due, a failure to comply with covenants, certain bankruptcy and insolvency events, and defaults under other material indebtedness, the Lender may cease advancing funds, increase the interest rate on outstanding balances, accelerate amounts outstanding, terminate the agreement and foreclose on all collateral.

The foregoing general description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed with the Company’s Form 10-Q for the period ending June 30, 2017.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Report is incorporated by reference in response to this Item.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release dated June 27, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOANALYTICAL SYSTEMS, INC.

Date: June 27, 2017	By:	/s/ Jill C. Blumhoff
Jill C. Blumhoff Chief Financial Officer, Vice President of Finance

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 27, 2017.